Exhibit 99

Boise Cascade Corporation
Corporate Communications Department
1111 West Jefferson Street PO Box 50 Boise, ID 83728

News Release
Media Contact Ralph Poore Office 208 384 7294 Home 208 331 2023	Investor Contact Vincent Hannity Office 208 384 6390 Home 208 345 8141

For Immediate Release: March 10, 2003

BOISE LOWERS EXPECTATIONS FOR 1Q03 EARNINGS

Company Announces Belt-Tightening Steps

            BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) announced today that, because of continued economic weakness, higher pension and energy costs, and business disruptions from severe winter weather, the company's first-quarter 2003 results will decline sharply from fourth-quarter 2002 levels.

            Boise also announced steps to reduce 2003 operating costs by approximately $45 million, net of severance costs, and hold 2003 capital expenditures to approximately $245 million, before acquisitions. We will achieve cost reductions by eliminating roughly 700 positions, freezing salaries, severely restricting the hiring of salaried and hourly employees companywide, and reducing discretionary spending at all levels of the company.

            "We are announcing these actions because continued weak markets and global political uncertainty make the timing of any sustained recovery in our businesses very unclear," said George J. Harad, chairman and chief executive officer. "Going forward, we will carefully monitor our situation. If we have to take further steps to conserve cash and improve operating income, we will."

            Relative to the fourth-quarter 2002, Boise expects pension costs to increase by approximately $12 million, energy and energy-related costs to rise by about $10 million, and weather-related disruptions to cost approximately $2 million. In addition, lower average product prices and weaker margins in all three businesses will reduce operating income by approximately $12 million. Based on these changes, Boise expects to lose between 28 cents and 38 cents per share in the first quarter.

            Related to cost reductions, Boise will record a pre-tax charge of $8 million to $10 million, or 9 cents to 11 cents per share after tax, for severance and related costs, which will be allocated to the business segments in the first quarter. In addition, we will record a one-time, noncash, after-tax charge of $4.1 million, or 7 cents per share, for the adoption of a new accounting standard for asset retirement obligations.

            Boise delivers office, building, and paper solutions that help our customers manage productive offices and construct well-built homes -- two of the most important activities in our society. Boise's 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise also provides constructive solutions for environmental conservation by managing natural resources for the benefit of future generations. Boise had sales of $7.4 billion in 2002. Visit the Boise website at www.bc.com.

            This release contains forward looking statements about our anticipated earnings. These statements involve risks and uncertainties. Our actual results may differ significantly from the results discussed in this release. Factors that might cause such differences include, but are not limited to: changes in general economic conditions, both domestically and abroad; changes in the price or availability of raw materials, including energy; the accuracy of our judgments and estimates concerning our cost-reduction efforts; the performance of our manufacturing operations and the amount of capital required to maintain those operations; and other factors, many of which are beyond our control. You should read any forward-looking statements in conjunction with information about the risks and uncertainties we set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 31, 2002.

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